Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

SOARING EAGLE ACQUISITION CORP.

ARTICLE I

NAME

The name of the Corporation is Soaring Eagle Acquisition Corp. (hereinafter called the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, DE 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended, restated, supplemented or otherwise modified.

The Corporation is being incorporated in connection with the domestication of Soaring Eagle Acquisition Corp., a Cayman Islands exempted company limited by shares (the “Cayman Company”), to a Delaware corporation, which domestication is being effected in connection with the transactions contemplated by that certain Agreement and Plan of Merger entered into by the Cayman Company, SEAC Merger Sub Inc. and Ginkgo Bioworks, Inc., a Delaware corporation (the “Company”), on May 11, 2021 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), and this Certificate of Incorporation is being filed simultaneously with a certificate of corporate domestication effecting such domestication (the “Certificate of Domestication”).

ARTICLE IV

DEFINITIONS

The following terms, where capitalized in this Certificate of Incorporation (as amended from time to time, and including the terms of any certificate of designation of any series of Preferred Stock, this “Certificate of Incorporation”), shall have the meanings ascribed to them in this Article IV:

“Cause” means, with respect to any Founder, “cause” or any similar concept as it may be defined or used in any agreement relating to the employment of such Founder by the Corporation or any of its subsidiaries or any policy of the Corporation or any of its subsidiaries applicable to the employment of such Founder thereby.

“Distribution” means (a) any dividend or distribution of cash, property or shares of the Corporation’s capital stock or (b) any distribution following or in connection with any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary).

“Eligible Holder” means (a) any director or employee of the Corporation or any Subsidiary (or, in the case of any such director or employee who is subject to the community property laws of any jurisdiction, the spouse of such director or employee, solely to the extent of the interest of such spouse (if any) during the course of a marriage or civil union in any Class B Common Stock owned by such director or employee arising solely by reason of the application of such community property laws and not otherwise constituting a Transfer of all or any portion of such Class B Common Stock) or (b) any Person (other than an individual) through which (directly or indirectly, and by ownership, voting power, contract or otherwise) any director or employee (or group composed solely of directors or employees) of the Corporation or any Subsidiary has the exclusive right to exercise any voting right (directly or indirectly through one or more intermediaries) with respect to the shares of Class B Common Stock owned by such Person (it being understood that no Excluded Action shall itself be deemed to cause the loss of the exclusive right to exercise any voting right with respect to the shares of Class B Common Stock owned by such Person).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Extraordinary Transaction” means any transaction or series of related transactions that results in or is in connection with (a) the acquisition, directly or indirectly, by any Third Party of beneficial ownership of (i) a majority of the outstanding shares of Common Stock of the Corporation (or any successor thereto) or (ii) shares representing a majority of the voting power of all of the outstanding shares of capital stock of the Corporation (or any successor thereto), (b) a merger or consolidation of the Corporation with or into any other entity or any other transaction having an effect on stockholders substantially similar to that resulting from a merger or consolidation or (c) the sale, lease, exclusive license, assignment, exchange, conveyance or other transfer or disposition (other than the creation of any lien or other encumbrance in the ordinary course of business, including to secure indebtedness for borrowed money, so long as no foreclosure occurs in respect of such lien or encumbrance) of all or substantially all of the property and assets, or property or assets generating more than 50% of the revenues, of the Corporation and its subsidiaries, on a consolidated basis, to any Third Party (including any liquidation, dissolution or winding up of the affairs of the Company, or any other distribution made, in connection therewith).

“Founder” means any of Jason Kelly (who, as of the date of this Certificate of Incorporation, is the chief executive officer of the Company), Reshma Shetty (who, as of the date of this Certificate of Incorporation, is the chief operating officer of the Company), Austin Che (who, as of the date of this Certificate of Incorporation, is the chief strategy officer of the Company), Bartholomew Canton (who, as of the date of this Certificate of Incorporation, is the chief technology officer of the Company) and Thomas Knight (who, as of the date of this Certificate of Incorporation, is a Ginkgo fellow of the Company).

“Founder Holder” means (a) any Founder or (b) any Person (other than an individual) through which (directly or indirectly, and by ownership, voting power, contract or otherwise) any Founder exercises exclusive voting control with respect to the shares of capital stock of the Corporation owned by such Person.

“Founder Cause Termination Action” means, with respect to any Founder, (a) any termination of the employment of such Founder by the Corporation or any of its subsidiaries for Cause, (b) any material and adverse reduction of the responsibilities, title or position of such Founder as an employee of the Corporation or any of its subsidiaries for Cause without the prior written consent of such Founder or (c) any determination that an event has occurred with respect to such Founder that constitutes Cause.

“Founder Non-Cause Termination Action” means, with respect to any Founder, (a) any termination of the employment of such Founder by the Corporation or any of its subsidiaries other than for Cause or (b) any material and adverse reduction of the responsibilities, title or position of such Founder as an employee of the Corporation or any of its subsidiaries other than for Cause without the prior written consent of such Founder.

“Included Merger Consideration Share” means any share (a) described in clause (a) of the definition of Merger Consideration Share, (b) described in clause (b)(i) of the definition of Merger Consideration Share or (c) solely to the extent that such share is an Included Company Equity Award (as such term is defined in the Merger Agreement), described in clause (b)(ii) of the definition of Merger Consideration Share.

“Merger Consideration Share” means any share of Class A Common Stock or Class B Common Stock (other than any Earn-out Share) originally issued (a) to any of the holders of common stock of the Company as consideration in the Merger (as such term is defined in the Merger Agreement) upon the exchange of Company Common Shares converted pursuant to Section 4.2(a)(ii) or Section 4.2(a)(iii), as applicable, of the Merger Agreement or (b) upon the settlement of (i) any Assumed Warrant (as such term is defined in the Merger Agreement) or (ii) any Acquiror Option, Acquiror Restricted Stock Award or Acquiror Restricted Stock Unit Award (in each case, as such term is defined in the Merger Agreement) into which a Company Option, Company Restricted Stock Award or Company Restricted Stock Unit Award (in each case, as such term is defined in the Merger Agreement), as applicable, has converted pursuant to Section 4.5 of the Merger Agreement.

“Person” means any individual, corporation, limited liability company, unlimited liability company, partnership, joint venture, association, trust or other entity.

“Right” means any option, warrant, restricted stock unit, conversion right or contractual right of any kind to acquire shares of the Corporation’s authorized but unissued capital stock.

“Subsidiary” means any wholly owned subsidiary of the Corporation or, to the extent determined by the Board, any non-wholly owned subsidiary of the Corporation.

“Third Party” means any Person (other than the Corporation or any wholly owned subsidiary of the Corporation or Person of which the Corporation is a wholly owned subsidiary) or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of such Persons.

“Transfer” means, with respect to any share of capital stock of the Corporation, (a) any sale, assignment, exchange, conveyance, pledge, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether direct or indirect, whether or not for value, and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), including, without limitation, any transfer of such share to a broker or other nominee (with or without a corresponding change in beneficial ownership) and any transfer of voting control of such share, or (b) entering into any agreement or binding arrangement (including any warrant, option, other derivative transaction or proxy) providing for any transaction contemplated by the preceding clause (a); provided, however, that none of the following shall be considered a “Transfer” (each an “Excluded Action”): (i) any grant of a proxy with respect to the voting of such share to officers or directors of the Corporation at the request of the Board in connection with actions to be taken at an annual or special meeting of stockholders; (ii) entering into a support, voting, tender or similar agreement, arrangement or understanding with respect to such share (with or without granting a proxy and/or other customary terms) in support of an Extraordinary Transaction that is approved by a majority of the directors of the Corporation then in office who qualify as “independent” in accordance with the requirements of the securities exchange on which equity securities of the Corporation are then listed for trading, or consummating the actions or transactions contemplated by such Extraordinary Transaction (including, without limitation, voting, tendering, selling, exchanging, or otherwise transferring or disposing of such share or any legal or beneficial interest therein in connection with such Extraordinary Transaction); (iii) any pledge of such share that creates a mere security interest in such share pursuant to a bona fide loan or indebtedness transaction for so long as the holder of such share immediately prior to such pledge continues to exercise exclusive voting control with respect to such share (provided, however, that the pledgee’s foreclosure on such share or other similar action shall not be excluded from the definition of “Transfer”); (iv) entering into a trading plan with respect to such share pursuant to Rule 10b5-1 under the Exchange Act that has been approved by a majority of the directors of the Corporation then in office who qualify as “independent” in accordance with the requirements of the securities exchange on which equity securities of the Corporation are then listed for trading (provided, however, that the sale or other disposition of such share pursuant to such plan shall not be excluded from the definition of “Transfer”); (v) any redemption, purchase or other acquisition by, or surrender, transfer or forfeiture to, the Corporation of such share; (vi) the fact that the spouse of any holder of such share possesses or obtains an interest in such share arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a Transfer of such share (provided that any transfer of such share by any holder of such share to such holder’s spouse, including a transfer in connection with a divorce proceeding, domestic relations order or similar legal requirement, shall constitute a Transfer of such share unless otherwise exempt from the definition of “Transfer”); or (vii) entering into any voting trust or other agreement or arrangement with respect to the voting of such share (with or without granting a proxy) solely with holders of Class B Common Stock in their capacities as such that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the secretary of the Corporation, (B) either has a term not exceeding one year or is terminable by the holder of such share at any time and (C) does not involve any payment of cash, securities or other property or other consideration to the holders of the shares subject thereto, other than the mutual promise to vote shares in a designated manner.

ARTICLE V

CAPITAL STOCK

1.    Authorized Shares.

(a)    The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 16,000,000,000 shares, consisting of (i) 10,500,000,000 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), (ii) 4,500,000,000 shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”), (iii) 800,000,000 shares of Class C Common Stock, par value $0.0001 per share (“Class C Common Stock”, and, together with the Class A Common Stock and the Class B Common Stock, the “Common Stock”), and (iv) 200,000,000 shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”). At the Domestication Effective Time (as such term is defined in the Merger Agreement), each Class A ordinary share, par value $0.0001 per share, of the Cayman Company and each Class B ordinary share, par value $0.0001 per share, of the Cayman Company issued and outstanding immediately prior to the Domestication Effective Time will, for all purposes thereafter and without any action on the part of the Cayman Company, the Corporation or any of their respective stockholders, be deemed to be one issued and outstanding, fully paid and nonassessable share of Class A Common Stock. Any stock certificate that immediately prior to the Domestication Effective Time represented any Class A ordinary share of the Cayman Company or Class B ordinary share of the Cayman Company will, from and after the Domestication Effective Time, automatically and without the necessity of presenting the same for exchange, represent the same number of shares of Class A Common Stock.

(b)    Subject to the rights of the holders of Preferred Stock, (i) the number of authorized shares of Class A Common Stock, Class B Common Stock, Class C Common Stock or Preferred Stock may be increased by the affirmative vote of the holders of shares representing a majority of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), (ii) the number of authorized shares of Class A Common Stock, Class C Common Stock or Preferred Stock may be decreased (but not below the number of shares thereof then outstanding or, in the case of the Class A Common Stock, the number of shares of Class A Common Stock reserved pursuant to Section 2(g) of this Article V) by the affirmative vote of the holders of shares representing a majority of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and (iii) the number of authorized shares of Class B Common Stock may be decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of a majority of the voting power of all of the outstanding shares of Class B Common Stock.

2.    Common Stock. The powers, designations, preferences and relative, participating, optional or other special rights of the Class A Common Stock, the Class B Common Stock and the Class C Common Stock, and the qualifications, limitations and restrictions thereof, are as follows:

(a)    Equal Status. Except as otherwise expressly provided in this Certificate of Incorporation or required by applicable law, shares of Class A Common Stock, shares of Class B Common Stock and shares of Class C Common Stock shall have the same rights, powers and preferences and rank equally, share ratably and be identical in all respects as to all matters. The rights, powers and preferences of the holders of Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock of any series as may be designated by the board of directors of the Corporation (the “Board”) upon any issuance of the Preferred Stock of any series.

(b)    Voting.

(i)    Except as otherwise expressly provided in this Certificate of Incorporation or required by applicable law, at all meetings of stockholders and on all matters submitted to a vote (or to be acted upon by written consent) of the stockholders of the Corporation, (A) each holder of Class A Common Stock shall have the right to one (1) vote per share of Class A Common Stock held of record by such holder, (B) each holder of Class B Common Stock shall have the right to ten (10) votes per share of Class B Common Stock held of record by such holder and (C) each holder of Class C Common Stock shall have the right to zero (0) votes per share of Class C Common stock held of record by such holder (except that, solely to the extent that any holder of Class C Common Stock is expressly entitled to vote on any matter pursuant to this Certificate of Incorporation or by applicable law, such holder of Class C Common Stock shall have the right to one (1) vote per share of Class C Common Stock held of record by such holder). Except as otherwise expressly provided in this Certificate of Incorporation or required by applicable law, the holders of Class A Common Stock and the holders of Class B Common Stock shall at all times vote together as a single class at all meetings of stockholders and on all matters (including the election and removal of directors) submitted to a vote (or to be acted upon by written consent) of the stockholders of the Corporation.

(ii)    Except as otherwise provided in this Certificate of Incorporation or required by applicable law, the holders of the Class A Common Stock and the holders of the Class B Common Stock shall (A) have the exclusive right to vote on all matters (including the election and removal of directors) submitted to a vote (or to be acted upon by written consent) of the stockholders of the Corporation, (B) be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (as amended or restated from time to time, the “Bylaws”) and (C) be entitled to vote upon such matters and in such manner as may be provided by applicable law.

(iii)    Notwithstanding any other provision of this Certificate of Incorporation to the contrary, except as otherwise required by applicable law, the holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled to vote thereon, either separately or together as a class with the holders of one or more other such series, pursuant to this Certificate of Incorporation or applicable law.

(c)    Dividends and Distributions. Subject to the rights of the holders of any Preferred Stock that may then be outstanding, the holders of Common Stock shall be entitled to receive, if, as and when declared by the Board, out of any assets of the Corporation legally available for distribution to stockholders of the Corporation, such Distributions as may be declared from time to time by the Board. Shares of Class A Common Stock, shares of Class B Common Stock and shares of Class C Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any Distribution paid or made by the Corporation (including with respect to the form, amount and timing thereof), unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock and by the affirmative vote of the holders of a majority of the outstanding shares of Class C Common Stock, each voting separately as a class; provided, however, that, in the event that a Distribution is paid in the form of Common Stock (or Rights to acquire such stock), holders of Class A Common Stock shall receive Class A Common Stock (or Rights to acquire such stock, as the case may be), holders of Class B Common Stock shall receive Class B Common Stock (or Rights to acquire such stock, as the case may be) and holders of Class C Common Stock shall receive Class C Common Stock (or Rights to acquire such stock, as the case may be).

(d)    Subdivisions, Combinations or Reclassifications. If the Corporation in any manner subdivides or combines (by any stock split, stock dividend, recapitalization, reorganization, reclassification, merger, amendment of this Certificate of Incorporation, scheme, arrangement or otherwise) the outstanding shares of Class A Common Stock, the outstanding shares of Class B Common Stock or the outstanding shares of Class C Common Stock, the outstanding shares of each such class shall be subdivided or combined in the same proportion and manner, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock and by the holders of a majority of the outstanding Class C Shares, each voting separately as a class.

(e)    Extraordinary Transactions.

(i)    In the event that any Extraordinary Transaction is effected, shares of Class A Common Stock, shares of Class B Common Stock and shares of Class C Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any consideration paid or otherwise distributed to, or rights received by, stockholders of the Corporation, or into which such shares are converted or for which such shares are exchanged, in connection with such Extraordinary Transaction (including with respect to the form, amount and timing thereof), unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, the holders of a majority of the outstanding shares of Class B Common Stock and the holders of a majority of the outstanding shares of Class C Common Stock, each voting separately as a class; provided, however, that, to the extent that such consideration is paid in the form of securities or other equity interests, (A) holders of Class B Common Stock may receive a class, series or other form of such securities or other equity interests each having voting power that is ten (10) times greater than the voting power of any security or other equity interest received by holders of Class A Common Stock and (B) holders of Class C Common Stock may receive a class, series or other form of such securities or other equity interests having no voting power.

(ii)    The Corporation may not enter into any agreement pursuant to which a Third Party may, by tender or exchange offer, acquire shares of Class A Common Stock, shares of Class B Common Stock or shares of Class C Common Stock, unless, pursuant to such agreement, (A) shares of Class A Common Stock, shares of Class B Common Stock and shares of Class C Common Stock would be treated equally, identically and ratably, on a per share basis, with respect to any consideration paid or otherwise distributed to, or rights received by, stockholders of the Corporation, or into which such shares are converted, or for which such shares are exchanged in connection with the transactions contemplated by such agreement (including with respect to the form, amount and timing thereof) or (B) different treatment of shares of Class A Common Stock and shares of Class B Common Stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, the holders of a majority of the outstanding shares of Class B Common Stock and the holders of a majority of the outstanding shares of Class C Common Stock, each voting separately as a class; provided, however, that, to the extent that such consideration would be paid in the form of securities or other equity interests, (A) holders of Class B Common Stock may receive a class, series or other form of such securities or other equity interests each having voting power that is ten (10) times greater than the voting power of any security or other equity interest received by holders of Class A Common Stock and (B) holders of Class C Common Stock may receive a class, series or other form of such securities or other equity interests having no voting power.

(f)    Issuance and Conversion of Class B Common Stock.

(i)    Issuance of Class B Common Stock. Except as may otherwise be approved, ratified or otherwise determined by a majority of the Class B Directors then in office, no share of Class B Common Stock shall be issued to any Person that is not an Eligible Holder as of the time of such issuance.

(ii)    Voluntary Conversion of Class B Common Stock. Each outstanding share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the election of the holder thereof at any time upon delivery of written notice of such election to the transfer agent of the Corporation.

(iii)    Automatic Conversion of Class B Common Stock. Subject to the Stock Policies (as hereinafter defined), each outstanding share of Class B Common Stock shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock, without the need for any further action by the holder thereof or the Corporation, upon the holder of such share of Class B Common Stock ceasing to be an Eligible Holder for any reason (a “Mandatory Conversion Event”) (whether voluntarily or involuntarily or by operation of law, and including, without limitation, by virtue of (A) (x) the termination or removal of such holder (or any individual exercising any voting right (directly or indirectly through one or more intermediaries) with respect to such share through such holder (any such individual, a “Voting Individual”)) as a director or an employee of the Corporation or any Subsidiary (whether or not for cause), (y) the resignation by such holder (or any Voting Individual) as a director or an employee of the Corporation or any Subsidiary (whether or not for good reason) or (z) the death, incapacity or disability (as such term (or any similar term) may be defined or used in any agreement relating to the employment or engagement of such holder (or any Voting Individual) by the Corporation or any Subsidiary or in any policy of the Corporation or any Subsidiary applicable to the employment or engagement of such holder (or any Voting Individual) thereby) of such holder (or any Voting Individual), (B) any individual other than a director or an employee of the Corporation acquiring any right to exercise any voting right (directly or indirectly through one or more intermediaries) with respect to such share and (C) the Transfer of such share to a Person other than an Eligible Holder), unless the Board has resolved, by the affirmative vote of a majority of the directors of the Corporation then in office who qualify as “independent” in accordance with the requirements of the securities exchange on which equity securities of the Corporation are then listed for trading, that such action, transaction or event shall not result in the conversion of such share of Class B Common Stock.

(iv)    Certificated Shares. The Corporation shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon any conversion of shares of Class B Common Stock unless the certificates evidencing such shares of Class B Common Stock, if any such certificates have been issued, have been delivered to the Corporation or its transfer agent or the holder of such shares of Class B Common Stock has notified the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and has executed an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates (or the absence thereof).

(v)    Procedures. The Corporation may, from time to time, establish such restrictions, policies and procedures relating to the conversion of Class B Common Stock to Class A Common Stock and the general administration of the Corporation’s multi-class stock structure (the “Stock Policies”), including the issuance of stock certificates (or the establishment of book-entry positions) with respect thereto, as it may deem necessary or advisable. None of the Stock Policies shall be adopted, amended, altered or repealed unless such action has been recommended or approved pursuant to a resolution adopted by the affirmative vote of (A) a majority of the directors of the Corporation then in office and (B) if any Class B Director is then in office, then at least one Class B Director. The Corporation may request that holders of shares of Class B Common Stock furnish affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the secretary of the Corporation that a Mandatory Conversion Event has occurred shall be conclusive and binding; provided that, if the holder of any share with respect to which the secretary of the Corporation has determined that a Mandatory Conversion Event has occurred believes in good faith that such determination is in error, such holder may appeal such determination to the Board, and the Board shall determine in its sole discretion (x) whether to review the secretary’s determination and (y) if the Board elects to review the secretary’s determination, whether a Mandatory Conversion Event has occurred with respect to such share, in which case the Board’s determination shall be conclusive and binding.

(vi)    Effectiveness of Conversion. In the event of a voluntary conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to Section 2(f)(ii) of this Article V, such conversion shall be deemed to have occurred at the time that the Corporation’s transfer agent receives the required written notice of the holder’s election to effect such conversion. In the event of an automatic conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to Section 2(f)(iii) of this Article V, such conversion shall be deemed to have occurred at the time specified in the Stock Policies with respect to the applicable relevant Mandatory Conversion Event. Upon any conversion of a share of Class B Common Stock to a share of Class A Common Stock pursuant to this Section 2(f) of this Article V, all rights of the holder of such share of Class B Common Stock shall cease and the Person(s) in whose name(s) the certificate(s) or book-entry position(s) representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder(s) of such shares of Class A Common Stock.

(vii)    Unless otherwise determined by the Corporation, each share of Class B Common Stock that is converted pursuant to this Section 2(f) of this Article V shall return to the status of authorized but unissued shares of Class B Common Stock, but shall be reserved and may only be reissued pursuant to the Corporation’s equity plans, subject to the terms thereof.

(g)    Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock or out of shares of Class A Common Stock held in its treasury, solely for the purpose of effecting conversions of shares of Class B Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

(h)    Restrictions on Transfer of Certain Shares.

(i)    From the Merger Effective Time (as such term is defined in the Merger Agreement) until the date that is 180 calendar days following the Closing Date (as such term is defined in the Merger Agreement), no stockholder of the Corporation (other than a stockholder described in Section 2(h)(ii) of this Article V) or transferee thereof may Transfer any Merger Consideration Share legally or beneficially owned by it, other than in accordance with Section 2(h)(iii) of this Article V.

(ii)    From the Merger Effective Time until the date that is one year following the Closing Date, no stockholder of the Corporation who is a Founder Holder or, as of the Closing, is an employee of the Corporation or any Subsidiary, or transferee thereof, may Transfer any Merger Consideration Share legally or beneficially owned by such stockholder, other than in accordance with Section 2(h)(iii) of this Article V, except that the foregoing restriction shall not apply to an aggregate of 10% (rounded down to the nearest whole share) of the total number of Included Merger Consideration Shares that are (or are subject to equity awards of Acquiror that are) legally or beneficially owned or held, directly or indirectly, by such stockholder (other than any such stockholder that is a Founder Holder) immediately following the Merger Effective Time (such portion of such Included Merger Consideration Shares, such stockholder’s “Transferrable Included Merger Consideration Shares”).

(iii)    Notwithstanding anything to the contrary in Section 2(h)(i) or Section 2(h)(ii) of this Article V, each stockholder of the Corporation shall be permitted to Transfer any Merger Consideration Share:

(A)    if such stockholder holds any equity award issued pursuant to any equity plan of the Company or any of its subsidiaries that is assumed by the Corporation in connection with the Merger (as defined in the Merger Agreement) or issued pursuant to any equity plan of the Corporation, then, beginning on the earlier of (x) March 1, 2022 or (y) the date that is fifteen (15) calendar days before the date on which any tax relating to such equity award (other than any equity award or portion thereof that is a Transferrable Included Merger Consideration Share) will become due under applicable law (as reasonably determined by the Corporation), solely to the extent necessary to yield aggregate net proceeds to such stockholder in connection with such Transfer (assuming that all Merger Consideration Shares so Transferred would be sold for value at the prevailing trading price of shares of Class A Common Stock at the time of such Transfer) sufficient to cover the aggregate amount of ordinary income, employment or similar taxes payable in connection with such equity award (as reasonably determined by the Corporation);

(B)    if such stockholder is an individual, then (x) by will or other testamentary document or device or (y) by operation of applicable law, including applicable laws of intestacy or descent or pursuant to a qualified domestic relations order, divorce settlement, divorce decree, separation agreement or related court order;

(C)    as a bona fide gift or gifts, including to any charitable organization;

(D)    for bona fide estate planning purposes;

(E)    to any Person of which all of the outstanding equity interests are legally and beneficially owned by such stockholder or, if such stockholder is an individual, then to one or more members of the immediate family or former spouse of such stockholder;

(F)    if such stockholder is a Person other than an individual, then to another Person (other than an individual) that is an Affiliate of such stockholder, or to any investment fund or other Person managing or managed by such stockholder or one or more of its Affiliates (including, for the avoidance of doubt, where such stockholder is a partnership, to its general partner);

(G)    if such stockholder is a Person other than an individual, then (i) to any shareholder, partner or member of such stockholder in redemption of such shareholder’s partner’s or member’s interest in such stockholder or (ii) upon such stockholder’s bona fide liquidation or dissolution, to the shareholders, partners or members of such stockholder in accordance with its governing documents; or

(H)    to a nominee or custodian of any Person to which a Transfer would be permissible under any of the preceding clauses (A) through (G);

provided that, (1) in the case of any Transfer pursuant to any of the foregoing clauses (B), (C), (D) and (H), such Transfer does not involve a disposition for value and (2) in the case of any Transfer pursuant to any of the foregoing clauses (C), (D), (E), (F), (G) and (H), (x) the Person effecting such Transfer provides written notice of such Transfer to the Corporation at least two Business Days prior to effecting such Transfer, (y) the shares so Transferred shall remain subject to the transfer restrictions set forth in this Section 2(h) of this Article V, (z) any public report or filing required to be made pursuant to applicable securities laws (including filings under Section 16(a) of the Exchange Act) will disclose the nature of such Transfer on a timely basis.

(iv)    Each certificate or book entry representing Merger Consideration Shares or shares of Class B Common Stock shall bear a legend substantially in the following form (or in such other form as the Board may determine):

THE SECURITIES REPRESENTED BY THIS [CERTIFICATE] [BOOK ENTRY] ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THE CERTIFICATE OF INCORPORATION OF THE CORPORATION (AS IT MAY BE AMENDED AND/OR RESTATED), A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR.

(i)    Notwithstanding anything to the contrary in this Certificate of Incorporation, there shall be no Transfer of any share of Class B Common Stock involving a disposition for value unless the value paid in respect of such share of Class B Common Stock is equal to the prevailing price per share of Class A Common Stock at the time of such disposition for value. The Corporation may establish in the Stock Policies such other restrictions and such policies and procedures relating to Transfers of Class B Common Stock as the Corporation may deem necessary or advisable.

3.    Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. The Board is hereby authorized, to the fullest extent permitted by applicable law, to provide, by resolution from time to time, for the issuance, out of the unissued shares of Preferred Stock, of one or more series of Preferred Stock, without stockholder approval, by filing a certificate of designation with respect thereto pursuant to the applicable provisions of the DGCL setting forth such resolution or resolutions and, with respect to each such series, establishing the number of shares to be included in such series and fixing the powers (which may include full, limited or no voting power), designations, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof. The powers, designations, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, if any, and any qualifications, limitations and restrictions thereof may differ from those of any and all other series of Preferred Stock at any time outstanding. Without limiting the generality of the foregoing, any resolution or certificate of designation providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock, to the extent permitted by applicable law. Subject to the terms of any such series of Preferred Stock, and except as otherwise required by applicable law, any shares of Preferred Stock that may be redeemed, purchased or acquired by the Corporation shall return to the status of authorized but unissued shares of Preferred Stock and may be reissued by the Corporation in one or more series as provided in this Section 3 of this Article V.

ARTICLE VI

STOCKHOLDER ACTION

1.    Action without Meeting.

(a)    Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders, and may not be taken or effected by a written consent of stockholders in lieu thereof, unless (i) such action has been recommended or approved pursuant to a resolution adopted by the affirmative vote of all of the directors of the Corporation then in office or (ii) the holders of Class B Common Stock collectively beneficially own shares representing a majority of the voting power of all of the outstanding shares of capital stock of the Corporation.

2.    Special Meetings.

(a)    Except as otherwise required by applicable law, and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called for any purpose or purposes, at any time, only by (i) the Board, (ii) the chairman of the Board, (iii) the chief executive officer or president of the Corporation or (iv) at any time that the holders of Class B Common Stock collectively beneficially own shares representing a majority of the voting power of all of the outstanding shares of capital stock of the Corporation, the holders of shares representing a majority of the voting power of all of the outstanding shares of capital stock of the Corporation.

(b)    Advance notice of stockholder nominations for the election of directors and of other business to be brought by stockholders of the Corporation before any meeting of stockholders shall be given in the manner provided in the Bylaws. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders.

ARTICLE VII

DIRECTORS

1.    General. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided in this Certificate of Incorporation or required by applicable law.

2.    Number of Directors. Subject to the rights of the holders of any series of Preferred Stock with respect to the election of directors, between the Corporation and certain of its stockholders, the number of directors of the Corporation shall be fixed from time to time solely by resolution of the Board; provided that, if at any time the number of directors that the holders of Class B Common Stock are entitled to nominate and elect pursuant to Section 3 of this Article VII is less than one-quarter (1/4) of the total number of directors of the Corporation, then the total number of directors of the Corporation and the number of directors that the holders of Class B Common Stock are entitled to nominate and elect shall be automatically increased to the extent necessary so that the number of directors that the holders of Class B Common Stock are entitled to nominate and elect is one-quarter (1/4) of the total number of directors of the Corporation.

3.    Election of Directors.

(a)    The election of directors need not be by written ballot unless the Bylaws shall so provide.

(b)    For so long (and only for so long) as the outstanding shares of Class B Common Stock continue to represent at least 2% of all of the outstanding shares of Common Stock, the holders of Class B Common Stock, voting separately as a class, shall be entitled to nominate and elect a number of directors equal to one-quarter (1/4) of the total number of directors of the Corporation (the “Class B Directors”). In the event that the total number of directors of the Corporation is not evenly divisible by four (4), the number of directors entitled to be nominated and elected by the holders of Class B Common Stock shall be the smallest whole number of directors that constitutes at least one-quarter (1/4) of the total number of directors of the Corporation. At any time that a Class B Director is serving as a director of the Corporation, at least one (1) Class B Director shall be required to be present at a meeting of the Board to constitute a quorum.

(c)    Subject to the rights of the holders of any series of Preferred Stock with respect to the election of directors, the holders of Class A Common Stock and the holders of Class B Common Stock, voting together as a single class, shall be entitled to elect the directors of the Corporation other than the Class B Directors (the “Common Directors”).

(d)    Subject to the rights of the holders of any series of Preferred Stock with respect to the election of directors, each director of the Corporation shall hold such office until the expiration of the term for which he or she is elected and until his or her successor has been duly elected and qualified or until his or her earlier death, resignation or removal.

4.    Removal; Vacancies.

(a)    Subject to the rights of the holders of any series of Preferred Stock with respect to the election (or removal) of directors, any Common Director may be removed from office, with or without cause, by the affirmative vote of the holders of shares representing a majority of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class. Any Class B Director may be removed from office (i) without cause, by the affirmative vote of the holders of shares representing a majority of the voting power of all of the outstanding shares of Class B Common Stock and (ii) with cause, by the affirmative vote of the holders of shares representing a majority of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class.

(b)    Subject to the rights of the holders of any series of Preferred Stock with respect to the election of directors, vacancies occurring with respect to any Common Director for any reason and newly created directorships resulting from an increase in the authorized number of Common Directors may be filled only by vote of a majority of the remaining members of the Board, although less than a quorum, or by a sole remaining director. Subject to the rights of the holders of any series of Preferred Stock with respect to the election of directors, vacancies occurring with respect to any Class B Director for any reason and newly created directorships resulting from an increase in the authorized number of Class B Directors may be filled only by vote of a majority of the remaining Class B Directors, although less than a quorum, or by a sole remaining Class B Director. A person elected to fill a vacancy or newly created directorship in accordance with the preceding sentences of this Section 4(b) of this Article VII shall hold office until the next annual meeting of stockholders and until his or her successor shall be duly elected and qualified, or until his or her earlier resignation, death or removal.

(c)    In the event of a vacancy on the Board, the remaining directors of the Corporation, except as otherwise provided by law, and so long as a quorum is present, shall exercise the powers of the full Board until the vacancy is filled.

5.    Committees of the Board. The Board shall establish and maintain an audit committee, a nominating and corporate governance committee and a compensation committee, and may establish such other committees as it shall determine from time to time. For so long as any Founder serving as a director of the Corporation holds shares of Class B Common Stock, such Founder shall not be permitted to serve as a member of the compensation committee of the Board. Subject to applicable requirements of the securities exchange on which equity securities of the Corporation are then listed for trading, at any time that any Class B Director is serving as a director of the Corporation, each committee of the Board (other than the compensation committee of the Board) shall include at least one (1) Class B Director unless a majority of the Class B Directors then in office approve the formation and composition of such committee.

6.    Founder Termination Actions.

(a)     No Founder Cause Termination Action shall be taken or approved or agreed to by or on behalf of the Corporation, and the Corporation shall not take any Founder Cause Termination Action in its capacity as stockholder of any of its subsidiaries (and shall use its best efforts to prevent any subsidiary board of directors or equivalent governing body or any committee thereof from taking any Founder Cause Termination Action), unless such Founder Cause Termination Action has been recommended or approved pursuant to a resolution adopted by the affirmative vote of at least three-quarters (3/4) of the directors of the Corporation then in office.

(b)    No Founder Non-Cause Termination Action shall be taken or approved or agreed to by or on behalf of the Corporation, and the Corporation shall not take any Founder Non-Cause Termination Action in its capacity as stockholder of any of its subsidiaries (and shall use its best efforts to prevent any subsidiary board of directors or equivalent governing body or any committee thereof from taking any Founder Non-Cause Termination Action), unless such Founder Non-Cause Termination Action has been recommended or approved pursuant to a resolution adopted by the affirmative vote of (i) at least three-quarters (3/4) of the directors of the Corporation then in office and (ii) if any Founder is then serving as a director of the Corporation, at least one director of the Corporation who is a Founder;

provided that, if only one Founder is then serving as a director of the Corporation and such Founder is the subject of the Founder Non-Cause Termination Action, the affirmative vote described in the foregoing clause (ii) shall not be required.

(c)    Any Founder Cause Termination Action or Founder Non-Cause Termination Action considered by or voted upon by the Board shall concern one Founder only, and, in the event that more than one Founder is the subject of a Founder Cause Termination Action or a Founder Non-Cause Termination Action, a separate Founder Cause Termination Action or Founder Non-Cause Termination Action, as applicable, shall be considered and voted upon by the Board with respect to each such Founder.

7.    Stakeholders. In addition to any other considerations which the Board, any committee thereof or any individual director lawfully may take into account in determining whether to take or refrain from taking corporate action on any matter, including making or declining to make any recommendation to the stockholders of the Corporation, the Board, any committee thereof or any individual director may, in his, her, or its discretion, consider the long-term as well as the short-term interests of the Corporation, taking into account and considering, as deemed appropriate, the effects of such action on the Corporation’s (a) stockholders and (b) other stakeholders, including the Corporation’s workforce, customers, suppliers, academic researchers, governments and communities, in the case of this clause (b), as may be identified or revised by the Board from time to time. Nothing in this Section 7 of this Article VII, elsewhere in this Certificate of Incorporation or in any other governing document, policy or guideline adopted by the Corporation from time to time shall (a) create any duty owed by any director to any person or entity to consider, or afford any particular weight to, any of the foregoing matters or to limit his or her consideration thereof or (b) other than as vested in the Corporation’s stockholders to the extent provided under applicable law, be construed as creating any rights against any director of the Corporation or the Corporation. This Section 7 of this Article VII shall be deemed to grant discretionary authority only to the extent consistent with and permitted by law, and shall not be deemed to confer third-party beneficiary status on any person or entity.

ARTICLE VIII

LIMITATION OF LIABILITY

To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from to time, no director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors of corporations, then the liability of each director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Neither any amendment, repeal or modification of this Article VIII by the stockholders of the Corporation or by virtue of an amendment to the DGCL nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VIII shall adversely affect any limitation of personal liability or other right or protection of a director of the Corporation existing by virtue of this Article VIII at the time of such amendment, repeal, modification or adoption with respect to any act or omission occurring before such amendment, repeal, modification or adoption.

ARTICLE IX

CORPORATE OPPORTUNITIES

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, such director first in such director’s capacity as a director of the Corporation.

ARTICLE X

AMENDMENT OF CERTIFICATE OF INCORPORATION

1.    The Corporation reserves the right to adopt, amend, alter or repeal any provision of this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in Section 2 of this Article X, and all rights, powers and preferences conferred upon any stockholder, director or other Person herein are granted subject to this reservation.

2.    Notwithstanding any other provision of this Certificate of Incorporation or provision of applicable law that might otherwise permit a lesser or no vote, but in addition to any vote or assent of any stockholder or the holders of any class or series of capital stock of the Corporation required by any provision of this Certificate of Incorporation or applicable law, the affirmative vote of the holders of shares representing at least two-thirds (2/3) of the voting power of all of the outstanding shares of capital stock of the Corporation shall be required to adopt, amend, alter or repeal (by amendment, merger, consolidation or otherwise) any provision of this Certificate of Incorporation that is inconsistent with Article VI, Article VII, Article VIII, Article IX, this Article X or Article XI. So long as any share of Class B Common Stock remains outstanding, in addition to any other vote required by applicable law or this Certificate of Incorporation, the Corporation shall not, without the prior affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of Class B Common Stock, voting as a separate class, adopt, amend, alter or repeal (by amendment, merger, consolidation or otherwise) any provision of this Certificate of Incorporation (a) in a manner that adversely alters or changes or is inconsistent with any of the voting, conversion, dividend or liquidation provisions hereof applicable to the Class B Common Stock or other rights, powers or preferences of the Class B Common Stock; (b) to provide for any holder of Class A Common Stock to have more than one (1) vote per share or any right to a separate class vote of the holders of Class A Common Stock other than as provided by this Certificate of Incorporation as then in effect or required by the DGCL; (c) to reclassify any outstanding shares of Class A Common Stock into shares having rights as to dividends or liquidation that are senior to the Class B Common Stock or the right to have more than one (1) vote per share or any right to a separate class vote of the holders of such shares other than as provided by this Certificate of Incorporation as then in effect or required by the DGCL; (d) to authorize, or issue any shares of, any class or series of capital stock of the Corporation (other than Class B Common Stock) having the right to more than one (1) vote per share or any right to a separate class vote of the holders of such shares other than as provided by this Certificate of Incorporation as then in effect or required by the DGCL; or (e) in a manner that otherwise adversely impacts or affects the rights, powers or preferences of the Class B Common Stock in a manner that is disparate from the manner in which it affects the rights, powers or preferences of the Class A Common Stock. So long as any share of Class A Common Stock remains outstanding, in addition to any other vote required by applicable law or this Certificate of Incorporation, the Corporation shall not, without the prior affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of Class A Common Stock, voting as a separate class, adopt, amend, alter or repeal (by amendment, merger, consolidation or otherwise), any provision of this Certificate of Incorporation (i) in a manner that adversely alters or changes or is inconsistent with any of the voting, conversion, dividend or liquidation provisions hereof applicable to the Class A Common Stock or other rights, powers or preferences of the Class A Common Stock; (ii) to provide for any holder of Class B Common Stock to have more than ten (10) votes per share or any right to a separate class vote of the holders of Class B Common Stock other than as provided by this Certificate of Incorporation as then in effect or required by the DGCL; (iii) to reclassify any outstanding shares of Class B Common Stock into shares having rights as to dividends or liquidation that are senior to the Class A Common Stock or the right to have more than ten (10) votes per share or any right to a separate class vote of the holders of such shares other than as provided by this Certificate of Incorporation as then in effect or required by the DGCL; or (iv) in a manner that otherwise adversely impacts or affects the rights, powers or preferences of the Class A Common Stock in a manner that is disparate from the manner in which it affects the rights, powers or preferences of the Class B Common Stock.

ARTICLE XI

AMENDMENT OF BYLAWS

1.    Amendment by Directors. Except as otherwise provided in this Certificate of Incorporation or required by applicable law, and in furtherance (and not in limitation) of the powers conferred upon it by the DGCL, the Board shall have the power to adopt, amend, alter or repeal any provision of the Bylaws without the vote or assent of the stockholders.

2.    Amendment by Stockholders. Except as otherwise provided therein, any provision of the Bylaws may be adopted, amended, altered or repealed at any annual meeting of stockholders, or any special meeting of stockholders called for such purpose, by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the outstanding shares of capital stock of the Corporation; provided, however, that if the Board recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of a majority of the voting power of all of the outstanding shares of capital stock of the Corporation.

ARTICLE XII

MISCELLANEOUS

1.    Opt Out of Section 203 of the DGCL. The Corporation shall not be governed by Section 203 of the DGCL.

2.    Notice of Provisions. To the fullest extent permitted by applicable law, any Person acquiring, owning or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Certificate of Incorporation (including those contained in Article IX).

3.    Severability. If any provision of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, then the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

4.    Incorporator; Initial Directors. The incorporator of the Corporation is Eli Baker, whose mailing address is 955 Fifth Avenue, New York, NY 10075. The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware. The names and mailing address of the individuals who are to serve as the initial directors of the Corporation until the first annual meeting of stockholders and until his or her successor has been duly elected and qualified or until his or her earlier death, resignation or removal, are as follows:

Name	Mailing Address
Harry Sloan	Soaring Eagle Acquisition Corp.
Eli Baker	955 Fifth Avenue New York, NY 10075
Scott M. Delman
Joshua Kazam
Isaac Lee
TImothy Leiweke
Dennis A. Miller
Laurence E. Paul

[End of text.]

THIS CERTIFICATE OF INCORPORATION is executed as of this 15th day of September, 2021.

SOARING EAGLE ACQUISITION CORP.

By:	/s/ Eli Baker

Name:	Eli Baker
Title:	Incorporator